Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 30, 2014

EPS Rose to a Third Quarter Record $0.33 per Share Diluted

Quarterly Comparison Overview:

–	Net sales increased by $10.5 million

–	Sales volume declined by 1.6%

–	Gross profit was relatively unchanged

–	Net income increased by $3.3 million

Elgin, IL, April 30, 2014 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2014 third quarter. Net income for the third quarter of fiscal 2014 was $3.7 million, or $0.33 per share diluted, compared to net income of $0.3 million, or $0.03 per share diluted, for the third quarter of fiscal 2013. Net income for the first three quarters of fiscal 2014 was $19.7 million, or $1.77 per share diluted, compared to net income of $16.2 million, or $1.47 per share diluted, for the first three quarters of fiscal 2013. Net income for the current third quarter and year to date period included a reduction in income tax expense of $0.6 million, or $0.06 per share diluted. The reduction in income tax expense for both periods was attributable to the tax benefit that resulted from an income tax loss from the divestiture of the Company’s investment in ARMA Energy, Inc. (“AEI”). Even before considering the reduction in income tax expense from the AEI divestiture, both net income and earnings per share diluted were the highest amounts ever reported by the Company for a fiscal quarter ending in March.

Net sales increased to $174.3 million for the third quarter of fiscal 2014 from $163.8 million for the third quarter of fiscal 2013. The increase in net sales was primarily attributable to an 8.1% increase in the weighted average sales price per pound, which was driven mainly by higher selling prices for almonds, mixed nuts (which contain almonds) and walnuts. Sales volume, which is defined as pounds sold to customers, declined by 1.6% in the quarterly comparison. The decline in sales volume was attributable to lower sales of inshell walnuts in the export distribution channel due to decreased amounts of inshell walnuts available for export and lower sales of raw bulk peanuts to other peanut processors in the commercial ingredients channel due to a smaller peanut crop. The declines in sales volume in these two channels were largely offset by a 4.2% increase in sales volume in the consumer distribution channel. The increase in volume in the consumer distribution channel was driven by increased sales of private brand snack nuts and a 50.2% sales volume increase for Fisher recipe nuts. The substantial increase in sales volume for Fisher recipe nuts was due to increased in-store merchandising activity and product line expansion to larger package sizes by total weight.

Net sales increased to $576.1 million for the first three quarters of fiscal 2014 from $556.9 million for the first three quarters of fiscal 2013. The increase in net sales was primarily attributable to an 8.0% increase in sales volume. Sales volume increased significantly in the consumer, commercial ingredients and contract packaging channels in the year to date comparison. The volume increase in the consumer channel was driven by increased sales of Fisher recipe nuts and increased sales of private brand snack nuts and trail mixes. The sales volume increase in the commercial ingredients channel mainly came from increased sales of almonds to a major customer and increased sales of pecans due to product line expansion at an existing customer. The contract packaging sales volume increase primarily resulted from increased sales of almonds, trail mixes and chocolate- and yogurt-coated products due to new product launches executed by key customers in this channel.

Gross profit margin declined to 13.1% of net sales for the third quarter of fiscal 2014 from 14.0% for the third quarter of fiscal 2013 while gross profit remained relatively unchanged. The gross profit margin decline occurred because selling price increases for almonds, mixed nuts and walnuts were not fully implemented until the end of January while higher commodity acquisition costs for these products affected the entire month of January.

Gross profit margin for the first three quarters of fiscal 2014 decreased to 15.5% of net sales from 16.2% for the first three quarters of fiscal 2013 while gross profit decreased by $1.0 million. The decrease in gross profit margin was primarily due to competitive pricing pressures that existed in the first two quarters of fiscal 2014 and the delay in implementing selling price increases that was discussed in the quarterly comparison. The decline in gross profit margin was offset in part by manufacturing efficiency improvements that were achieved during the current fiscal year to date.

Total operating expenses for the current quarter decreased to 9.6% of net sales from 11.9% of net sales for the third quarter of fiscal 2013. The decrease in total operating expenses, as a percentage of net sales, in the quarterly comparison was mainly due to reductions in incentive compensation expense and advertising expense. Advertising expense declined in the quarterly comparison primarily due to the later Easter holiday, which falls into our 2014 fiscal fourth quarter this year.

Total operating expenses for the first three quarters of fiscal 2014 decreased to 9.4% of net sales from 10.5% of net sales for the year to date period in fiscal 2013. The decrease in total operating expenses, as a percentage of net sales in the year to date comparison was primarily attributable to decreased incentive compensation expense and advertising expense and a gain on the sale of an Elgin, Illinois site that occurred in the second quarter of fiscal 2014. The Elgin, Illinois site was originally purchased in 2006 for the Company’s facility consolidation project. These drivers in the reduction of total operating expenses were offset in part by increased shipping costs.

Interest expense for the third quarter of fiscal 2014 decreased to $1.1 million from $1.2 million for the third quarter of fiscal 2013. Interest expense for the current year to date period was $3.2 million compared to $3.5 million for the first three quarters of fiscal 2013. The decrease in interest expense in the quarterly and year to date comparisons primarily resulted from lower average total borrowing levels.

The value of total inventories on hand at the end of the current third quarter increased by $31.3 million or 18.8% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2013 primarily due to higher commodity acquisition costs for walnuts, almonds and pecans. As a result of higher acquisition costs for these nuts, the weighted average cost per pound of raw nut input stocks on hand at the end of the current third quarter increased by 23.3% compared to the weighted average cost per pound of raw nut input stocks on hand at the end of last year’s third quarter.

“We are especially pleased with the performance of our Fisher recipe brand during the current quarter as pounds sold increased by 50% over pounds sold in the third quarter of fiscal 2013, and pound and dollar market share also increased significantly in the quarterly comparison,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “I want to thank our Fisher sales and marketing team for this remarkable accomplishment, especially when considering the later Easter holiday this year,” Mr. Sanfilippo noted. “Our strategy of leveraging our innovation and manufacturing capabilities to grow our business with key non-branded customers also allowed us to realize significant volume gains with many of our major private brand, contract manufacturing and commercial ingredient customers,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, May 1, 2014, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4218 from the U.S. or 617-213-4870 internationally and enter the participant passcode of 46148028. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM, Fisher® Nut ExactlyTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 27, 2014	March 28, 2013	March 27, 2014	March 28, 2013
Net sales	$174,291	$163,815	$576,102	$556,941
Cost of sales	151,492	140,936	486,986	466,813

Gross profit	22,799	22,879	89,116	90,128

Operating expenses:
Selling expenses	10,283	11,565	35,338	36,342
Administrative expenses	6,378	7,990	20,559	22,167
Gain on assets held for sale	—	—	(1,641)	—

Total operating expenses	16,661	19,555	54,256	58,509

Income from operations	6,138	3,324	34,860	31,619

Other expense:
Interest expense	1,077	1,171	3,225	3,521
Rental and miscellaneous expense, net	453	364	1,777	1,183

Total other expense, net	1,530	1,535	5,002	4,704

Income before income taxes	4,608	1,789	29,858	26,915
Income tax expense	927	1,447	10,178	10,738

Net income	$3,681	$342	$19,680	$16,177

Basic earnings per common share	$0.33	$0.03	$1.79	$1.49

Diluted earnings per common share	$0.33	$0.03	$1.77	$1.47

Weighted average shares outstanding
— Basic	11,073,669	10,898,304	11,016,926	10,844,341

— Diluted	11,156,229	11,024,738	11,116,491	10,974,029

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 27, 2014	June 27, 2013	March 28, 2013
ASSETS
CURRENT ASSETS:
Cash	$1,197	$834	$1,506
Accounts receivable, net	52,446	49,509	51,355
Inventories	198,067	158,706	166,754
Deferred income taxes	3,496	3,723	4,913
Prepaid expenses and other current assets	7,069	4,843	5,558
Asset held for sale	—	6,175	6,175

	262,275	223,790	236,261

PROPERTIES, NET:	132,508	133,847	136,328

OTHER ASSETS:
Intangibles, net	5,903	7,875	8,643
Other	9,384	9,232	7,945

	15,287	17,107	16,588

	$410,070	$374,744	$389,177

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$55,829	$31,867	$42,047
Current maturities of long-term debt	3,345	8,690	12,130
Accounts payable	54,746	43,741	42,532
Book overdraft	6,886	1,052	9,112
Accrued expenses	14,161	23,448	24,391
Income taxes payable	—	—	1,192

	134,967	108,798	131,404

LONG-TERM LIABILITIES:
Long-term debt	36,506	33,665	34,351
Retirement plan	12,844	12,615	13,531
Deferred income taxes	—	—	959
Other	5,220	4,362	923

	54,570	50,642	49,764

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	85	84	84
Capital in excess of par value	107,880	106,132	105,152
Retained earnings	116,510	113,430	107,847
Accumulated other comprehensive loss	(2,764)	(3,164)	(3,896)
Treasury stock	(1,204)	(1,204)	(1,204)

	220,533	215,304	208,009

	$410,070	$374,744	$389,177